Exhibit 4.3

THE SECURITES REPRESENTED HEREBY, INCLUDING SECURITIES ISSUABLE UPON CONVERSION OF THIS DEBENTURE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAVE NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER STATE. THE SECURITIES CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

MEDICOR LTD.

FORM OF AMENDMENT TO CONVERTIBLE DEBENTURE

WHEREAS, the                                                           (hereinafter, the “Holder”) and International Integrated Incorporated (hereinafter, “III”) are parties to a Convertible Debenture (#            ) and Convertible Debenture Loan Agreement dated as of                        , 2002 (collectively, the “Debenture”);

WHEREAS, the Holder has agreed to extend the Maturity Date as defined in the Debenture to                         , 2004; and

WHEREAS, the Holder and III wish to modify certain other aspects of the Debenture.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and representations hereinafter contained, it is agreed as follows:

1.                                       The Debenture is assigned from III to its successor, MediCor Ltd., a Delaware corporation (“MediCor”), effective as of                         , 2003, with MediCor assuming all obligations of III under the Debenture.

2.                                       The Maturity Date as defined in the Debenture is hereby designated as                         , 2004.

3.                                       The Debenture Shares as defined in the Debenture are hereby changed to be shares of MediCor common stock.

4.                                       The Conversion Price as defined in the Debenture is hereby changed to be the greater of: a) Five Dollars ($5.00) per share divided by 1.24268 (the “Multiplier”); or b) Seventy-Five Percent (75%) of the daily weighted average trading price per share of the Company’s Common Stock over a period of Twenty (20) trading days prior to the Conversion Date as noticed to the Company in writing by the Holder not less than ten (10) business days prior to the Conversion Date divided by the Multiplier. The Holder hereby agrees that commencing thirty (30) trading days prior to the Conversion Date as defined in the Debenture and ending on the Conversion Date, Holder and any representative under Holder’s direction, will refrain from any direct or indirect trading in the Company’s Common Stock, including trading of any options or derivative securities and lending of any Common Stock or related derivative securities, in order that the Conversion Price not be influenced in any way by the Holder.

5.                                       Commencing upon                        , 2003, the interest rate of the Debenture shall be Ten Percent (10%) per annum payable to the Holder in advance within Ten (10) business days of the receipt by MediCor of this Amendment executed by the Holder.

6.                                       The Company agrees to make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 promulgated under the Act (“Rule 144”), at all times from and after ninety (90) days following the date of the Company’s initial public offering or the Company’s Common Stock becoming publicly traded, and to file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Securities Exchange Act of 1934 (the “1934 Act”), at any time after it has become subject to such reporting requirements. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of complying with the terms of Section 1 of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to issue the Debenture Shares to the Holder pursuant to, and in accordance with, the terms of Section 1 hereof.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient for the Company to issue additional shares of Common Stock to the Holder pursuant to, and in accordance with, the terms of Section 1 hereof, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

7.                                       Nothing in this Agreement shall in any way prohibit the Company from merging with or consolidating into another corporation, or from selling or transferring all or substantially all of its assets, or from distributing all or substantially all of its assets to its stockholders in liquidation, or from dissolving and terminating its corporate existence, and, in any such event (other than a merger in which the Company is the surviving corporation and under the terms of which the shares of Common Stock outstanding immediately prior to the merger remain outstanding and unchanged), Holder shall have the right exercisable not less than ten (10) business days prior to the completion of such merger, consolidation, sale or transfer of assets, liquidation or dissolution, to elect to: (a) have the outstanding principal amount of the Convertible Debenture repaid to Holder; or (b) have the entire outstanding principal amount of the Convertible Debenture converted into the Debenture Shares at the Conversion Price defined in Paragraph 4 hereof. To the extent that Holder’s right to convert the Convertible Debenture into the Debenture Shares is accelerated under this Paragraph 7, the conversion or payment of the entire outstanding principal amount of the Convertible Debenture shall be contingent upon the consummation of such merger, consolidation, sale or transfer of assets, liquidation or dissolution.

8.                                       In all other respects, the Debenture is hereby ratified, confirmed and approved in its entirety.

Signatures on next page

IN WITNESS WHEREOF the parties have set their signatures to this Amendment to Convertible Debenture to be effective as of the date first written above.

“Holder”

By:

Titles:

“MediCor”
MEDICOR LTD.

By:

Its: